CONSENT TO AMENDMENT
of
ORION ETHANOL, INC. CONVERTIBLE SENIOR NOTE

This Consent to Amendment ("Consent") is made by and between Orion Ethanol, Inc., a Nevada corporation ("Orion"), on the one hand, and Gary C. Evans ("Noteholder"), on the other hand, with reference to the Convertible Senior Note (as defined below). Orion and Noteholder are sometimes referred to herein individually as a "Party" and jointly as the "Parties." All capitalized terms used but not defined herein shall have the meanings set forth in the Convertible Note.

RECITALS

A. On November 3, 2006, Orion executed in the aggregate the principal amount of $12,430,000 in Convertible Senior Notes (the "Convertible Notes") in favor of certain Noteholders pursuant to the terms and conditions of the Subscription Agreement.

B. Pursuant to Section 8 of the Convertible Notes the terms of the Notes may be amended, waived or modified only upon the written consent of Orion and Holders of a majority in aggregate principal amount of Convertible Notes then outstanding.

C. The Noteholder desires to amend the Convertible Notes pursuant to the terms described below and hereby consents to the following amendments to the Convertible Notes

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. The Noteholder and Orion hereby consent to the Amendment under the terms and conditions of this Consent.

2. Section 5 of the Convertible Notes shall be amended by adding a new subsection (d) as follows:

"(d) *Mandatory Conversion.* Upon the later to occur of both (i) the execution of a definitive merger agreement between Orion and GreenHunter Energy, Inc., a Delaware corporation and (ii) the effectiveness of a registration statement filed with the SEC covering the resale of the Common Stock issuable upon conversion of this Note by Noteholder, the outstanding balance under the Note shall be converted in whole into fully paid and non-assessable shares of Common Stock (where appropriate the "Conversion Securities").

(i) The number of shares of Common Stock into which this Note shall be converted into shall be determined by dividing (A) the outstanding balance of principal and accumulated interest by (B) $1.00 (as adjusted for any stock splits, recapitalizations or similar transactions effected after the date hereof).

(ii) The Conversion procedures shall be those described in Section 5(c)(ii) above."

3. Noteholder hereby represents, warrants and covenants that it has all right, title and/or interest in the Convertible Note, including the authority to make the Consent, and that no other person or entity has any right, title and/or interest in the Convertible Note, such that such person or entity could interfere with Noteholder's ability to make the Consent. Noteholder agrees to pay, and to indemnify and hold Orion harmless from, any and all balance owed, loss, liability, damage, claim, cost or expense (including, without limitation, any direct liability, damage, claim, cost or expense, including legal fees and expenses) in connection with or arising out of any breach by Noteholder of its representations, warranties and covenants stated in or associated with (a) this Paragraph 2, (b) the Amendment, or (c) this Consent.

4. The Parties agree that this Consent shall not become effective until (a) Orion has executed this Consent as provided for herein; and (b) a Holders of a majority in aggregate principal amount of Convertible Notes then outstanding have executed this Consent. If the following conditions have not been satisfied by May 30, 2007, this Consent shall be void and of no force and effect.

5. This Consent shall be binding upon, inure to the benefit of, and be enforceable by, Orion and its permitted successors and assigns and shall inure to the further benefit of, and be enforceable by, any assignee or transferee of the Parties permitted hereby and by the Convertible Note.

6. All notices, requests, consents, approvals, elections, demands and other communications (all, "Notices") required or permitted to be given under this Consent shall be in writing and shall be given to a Party at the address and facsimile number set forth on the signature page hereof, or at such other address and facsimile number as such Party may hereafter specify for such purpose by Notice under this paragraph. Such Notice shall be deemed to be made (a) on the fifth business day after deposit thereof in the United States mail, first class postage prepaid; (b) when received if delivered by hand; (c) when received in full if sent by facsimile transmission; or (d) on the first business day following deposit in overnight mail, postage prepaid.

7. This Consent shall be interpreted, governed and construed under the laws of the State of New York (without giving effect to its conflict of laws provisions that could apply the law of another jurisdiction) as if executed in and to be performed wholly within the State of New York.

8. The Parties acknowledge that they have read and understood this Consent.

The Parties further acknowledge that, in entering into this Consent, they have been advised by attorneys of their choice. No Party to this Consent shall be deemed to be the drafter of any part of it, and no ambiguity in its provisions shall be construed against any Party for that reason.

9. This Consent fully expresses the Parties' agreement concerning the subject matter hereof. It supersedes any prior agreement or understandings regarding the same subject matter.

10. This Consent may be executed in any number of counterparts, all of which together shall constitute a single instrument, and it shall not be necessary that any counterpart be signed by all Parties.

The signatories hereto represent that they have been duly authorized to enter into this Consent on behalf of the Party for whom they sign.

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IN WITNESS WHEREOF, the undersigned have caused this Consent to be duly executed by their respective signatories duly authorized as of the respective dates set forth under their names below.

Address for Notices:
1808 Pont de Vue
Flower Mound, Texas
75022

By: [signature]
Title: ________
Dated: May 29, 2007

Address for Notices:

ORION ETHANOL, INC., a
Nevada corporation
By: [signature]
Title: CFO
Dated: 5/30/07